DEFINITIVE SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this "Agreement") is entered into as of July 7, 2025, by and among Spectral Capital Corporation, a Nevada corporation ("Spectral"), Heritage Ventures Ltd., an Irish corporation ("Heritage"), and 42 Telecom Ltd., a Maltese corporation and its subsidiaries ("Forty Two"). Spectral, Heritage, and Forty Two are referred to collectively as the "Parties."

ARTICLE I: SHARE EXCHANGE

1.1 Exchange of Shares

Subject to the terms and conditions of this Agreement, at the Closing, Spectral shall acquire from Heritage one hundred percent (100%) of the issued and outstanding shares of capital stock of Forty Two (the "Target Shares"). In exchange for the Target Shares, Spectral shall issue to the Heritage and the other Holders listed on the signature page attached hereto at total of  8,000,000 shares of Spectral’s common stock (the “Shares").  Each Holder shall be jointly and severally obligated to this Agreement including the Lock Up and Trickle Out provisions contained herein. It is intended that none of the Holders, who are individual, independent entities not under Common Control, each hold their Spectral stock separately and make independent decisions regarding their beneficial ownership, sale, transfer, voting and have the exclusive economic benefit of the Shares.  Provides that the each of the Holders consent, the Holders may assign the Shares freely between the date of this Agreement and the Closing.

1.2 Closing

The closing of the transactions contemplated hereby (the "Closing") shall take place on the date all required approvals of the respective boards of directors and shareholders of Spectral and Forty Two have been obtained, and all conditions to Closing set forth in this Agreement have been satisfied or waived. The Closing may take place remotely via electronic exchange of documents and signatures.

1.3 Closing Deliveries

At the Closing: (a) Spectral shall deliver the Shares and the Escrow Shares as set forth in Article IV; (b) Heritage shall deliver to Spectral certificates or instruments evidencing the Target Shares, duly endorsed for transfer; and (c) each Party shall deliver any other closing deliverables required by this Agreement.

ARTICLE II: AUDIT AND LOCK-UP

2.1 PCAOB Audit

Promptly upon Closing, Spectral shall engage a PCAOB-registered accounting firm to conduct a GAAP-compliant audit of Forty Two’s financial statements for fiscal years 2023 and 2024, at Spectral’s sole cost and expense. Heritage and Forty Two shall cooperate fully in support of the audit.

2.2 Lock-Up Period

The Shares issued to Heritage shall be subject to a lock-up period of nine (9) months following completion of the audit.

2.3 Trickle-Out Release

Following the expiration of the lock-up period, 10% of the total number of Shares held by Heritage shall be released from restriction on a monthly basis. Spectral may, in its sole discretion, elect to release all remaining locked-up Shares in the event that, during any sixty (60) consecutive calendar day period, the average daily trading volume of Spectral’s common stock equals or exceeds five times the number of Shares still subject to lock-up. The  thirty day period prior to the release of any Shares under this provision shall be known as the “Measurement Period.”  If the volume weighed average closing price at the end of the Measurement Period is lower by 5% or more than it was at the beginning of the Measurement Period, Spectral may delay the release of shares hereunder for a period of thirty days (“Selling Pause”).  Spectral may invoke the Selling Pause no more than three times during the course of this Agreement.

ARTICLE III: PUT OPTION

3.1 Put Right

Beginning one hundred eighty (180) days following the completion of the audit, and for a period of ninety (90) calendar days thereafter, Heritage shall have the right to require Spectral or its designee to purchase 333,333 Shares for a total of one million U.S. dollars (US$1,000,000) in cash. Spectral shall pay such amount to Heritage within ten (10) business days of receipt of the put notice and surrendered Shares.

ARTICLE IV: PERFORMANCE GUARANTEES AND ESCROW

4.1 2025 Financial Targets

Heritage represents and warrants that Forty Two shall achieve, on a consolidated basis during fiscal year 2025, a minimum of sixteen million U.S. dollars (US$16,000,000) in revenue and one million U.S. dollars (US$1,000,000) in net profit.

4.2 Bonus Shares

In the event that Forty Two’s consolidated net profit for fiscal year 2025 exceeds one million U.S. dollars (US$1,000,000), Spectral shall issue one million (1,000,000) additional shares of Spectral common stock to Heritage for each one million U.S. dollars (US$1,000,000) in net profit above such threshold, subject to the cap set forth in Schedule E. Spectral will issue pro rata Bonus Shares for any net income that exceeds the threshold by more than one million U.S. dollars (US$1,000,000).

4.3 Valuation Guarantee and Additional Shares

If the aggregate market value of the Shares (determined based on the thirty (30) day volume-weighted average price immediately prior to the end of the lock-up period) is less than thirty million U.S. dollars (US$30,000,000), then Spectral shall issue such number of additional shares (the "Additional Shares") to Heritage as are required such that the combined value of the Shares, Bonus Shares, and Additional Shares equals US$30,000,000.  In addition, if Spectral does not achieve an uplisting to the NASDAQ entry tier marketplace for its shares or otherwise provide Forty Two satisfactory evidence of sufficient liquidity by the time of the expiration of the Lock Up period, Forty Two may, at its sole discretion, seek to repurchase its shares in exchange for the return of the Shares plus any amounts advanced to Forty Two by Spectral.

4.4 Escrow Shares

Simultaneously with the issuance of the Shares, Spectral shall issue 8,000,000 additional shares of Spectral common stock (the "Escrow Shares") to be held in escrow by Spectral’s transfer agent. The Escrow Shares shall be released (or cancelled) in accordance with the Bonus Share and Valuation Guarantee provisions. Any remaining Escrow Shares not required to satisfy Heritage’s entitlements shall be returned to Spectral for cancellation. Any shares due under the Escrow Shares may be offset by Spectral for the Performance Adjustment in Section 4.5 below.  The Escrow Shares shall be held in such a manner and disbursed in such a manner that no Holder triggers affiliate (5% or greater) shareholder obligations as a result of the Escrow Shares.

4.5 2026 Performance Adjustment

If Forty Two fails to achieve the 2025 financial targets, then the lock-up period shall be extended for twelve (12) months. The revised 2026 financial targets shall be: (a) minimum revenue of US$20,000,000 and (b) minimum net profit of US$1,500,000. If Forty Two fails to meet either target, the number of Shares retained by Heritage shall be reduced proportionally based on the greater of the percentage shortfall in revenue or net profit.  This provision may be enforced by continuing the lock-up provision until Heritage surrenders the appropriate shares hereunder for cancellation.  In addition, if there are material deficiencies in the PCAOB audited financial statements in the sole judgment of Spectral, they  shall have the right to make an adjustment to this provision with the good faith agreement of Forty Two.

ARTICLE V: REPRESENTATIONS, WARRANTIES, AND COVENANTS OF FORTY TWO AND HERITAGE

5.1 Organization and Good Standing.

Forty Two is a corporation duly organized, validly existing, and in good standing under the laws of Malta or its respective location in the case of subsidiaries.  All provisions of this Article V shall apply, mutatis mutandis, to any Forty Two subsidiary.   Heritage is a corporation duly organized, validly existing, and in good standing under the laws of Ireland. Each has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as presently conducted.

5.2 Authorization.

Each of Forty Two and Heritage has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Forty Two and Heritage have been duly authorized by all necessary corporate action, and no other proceedings are necessary to authorize this Agreement.

5.3 Binding Obligation.

This Agreement has been duly executed and delivered by Forty Two and Heritage and constitutes a legal, valid, and binding obligation of each, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally.

5.4 No Conflicts.

The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Forty Two and Heritage do not and will not conflict with or result in a violation of (a) any provision of the organizational documents of Forty Two or Heritage, (b) any contract or agreement to which either is a party, or (c) any law, rule, regulation, order, or judgment applicable to either or their respective assets or business.

5.5 Capitalization.

Heritage is the sole legal and beneficial owner of one hundred percent (100%) of the issued and outstanding capital stock of Forty Two. All of such shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are owned free and clear of any liens, pledges, encumbrances, claims, options, or restrictions of any kind.

5.6 Subsidiaries.

Forty Two does not own, directly or indirectly, any equity interest in any other corporation, partnership, limited liability company, joint venture, or other entity, except as disclosed on Schedule A attached hereto.

5.7 Financial Statements.

Forty Two has provided Spectral with true, complete, and correct copies of its audited and unaudited financial statements for the years ended December 31, 2023 and 2024. Such financial statements (a) were prepared in accordance with generally accepted accounting principles consistently applied, and (b) fairly present in all material respects the financial condition and results of operations of Forty Two as of the dates and for the periods indicated.

5.8 Absence of Undisclosed Liabilities.

Forty Two has no liabilities or obligations of any kind, whether accrued, contingent, absolute, determined, determinable, or otherwise, except (a) as set forth in the financial statements provided, or (b) for liabilities incurred in the ordinary course of business consistent with past practice since the date of the latest balance sheet.

5.9 Absence of Certain Changes.

Since the date of the most recent financial statements, there has not been any material adverse change in the business, financial condition, or operations of Forty Two, nor has there occurred any event or development that would reasonably be expected to result in such a change.

5.10 Compliance with Laws.

Forty Two is, and has at all times since inception been, in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, orders, and other legal requirements applicable to it, its business, and its properties.

5.11 Permits.

Forty Two holds all permits, licenses, approvals, consents, authorizations, registrations, and certificates required under applicable law for the conduct of its business as currently conducted. All such permits are valid and in full force and effect.

5.12 Taxes.

Forty Two has timely filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees, and other governmental charges levied or imposed on it or its properties. There are no audits or investigations pending or, to the knowledge of Heritage, threatened in writing by any taxing authority.

5.13 Intellectual Property.

Forty Two owns or has valid licenses to use all intellectual property necessary for the operation of its business as presently conducted. To the knowledge of Heritage, no third party is infringing, violating, or misappropriating any such intellectual property, and neither Forty Two nor Heritage is infringing or misappropriating the intellectual property of any third party.

5.14 Material Contracts.

All material contracts to which Forty Two is a party or by which it or its assets are bound are in full force and effect. Forty Two is not in material default under any such contract, and, to the knowledge of Heritage, no other party to any such contract is in material default.

5.15 Real Property.

Forty Two does not own any real property. All real property used by Forty Two in the conduct of its business is leased pursuant to leases listed on Schedule B. Each such lease is valid and binding and in full force and effect.

5.16 Litigation.

There is no suit, action, proceeding, claim, arbitration, or investigation pending or, to the knowledge of Heritage or Forty Two, threatened against Forty Two or any of its assets, nor is there any basis for any such action.

5.17 Labor and Employment.

Forty Two is in compliance in all material respects with all applicable laws, rules, and regulations relating to labor and employment. There are no labor disputes or union organizational activities pending or threatened.

5.18 Employee Benefits and Employee Stock Program.

Forty Two does not sponsor, maintain, contribute to, or have any obligation to contribute to any employee benefit plan subject to ERISA or any similar foreign legislation except as required by local reguations or disclosed in the disclosure schedule. However, Forty Two does have obligations under Maltese law to its employees which have been disclosed in summary form in the disclosure schedule along with other legally required employer obligations disclosed therein.  In addition, Spectral gives Forty Two the right to release up to 1,000,000 of the Shares to various employee holders of Forty Two pursuant to employee stock benefit and retention programs agreed to between the Parties.  These Shares shall still be subject to the Lock Up and Trickle Out Provisions contained herein unless otherwise agreed to between the Parties.

5.19 Environmental Matters.

Forty Two is and has been in compliance with all applicable environmental laws. There are no pending or, to the knowledge of Heritage, threatened claims, investigations, or notices alleging any violation of environmental laws.

5.20 Insurance.

Forty Two maintains insurance coverage with financially sound and reputable insurers in such amounts and covering such risks as are customary for similarly situated companies in the same industry. All such policies are in full force and effect.

5.21 Accounts Receivable.

All accounts receivable of Forty Two reflected in its financial statements or arising since the date thereof are valid, genuine, and collectible in full, subject to reasonable reserves in accordance with GAAP.

5.22 Brokers and Finders.

Neither Heritage nor Forty Two has employed any broker, finder, investment banker, or other intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a fee or commission upon consummation of the transaction.

5.23 Related Party Transactions.

Except as set forth on Schedule C, there are no material transactions, agreements, arrangements, or understandings between Forty Two and any current or former officer, director, shareholder, or affiliate.

5.24 Full Disclosure.

No representation or warranty made by Heritage or Forty Two in this Agreement or in any exhibit, schedule, certificate, or other document delivered pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

5.25 Post-Closing Covenants.

Heritage and Forty Two shall cooperate fully and in good faith with Spectral and its representatives to support the timely completion of the PCAOB audit, comply with the lock-up, escrow, and performance adjustment provisions, and take all further actions necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VI: REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SPECTRAL

6.1 Organization and Good Standing

Spectral is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

6.2 Authority

Spectral has full corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by Spectral has been duly authorized by all necessary corporate action.

6.3 Binding Obligation

This Agreement has been duly executed and delivered by Spectral and constitutes a valid and binding obligation of Spectral, enforceable against it in accordance with its terms.

6.4 No Conflict

The execution, delivery, and performance by Spectral of this Agreement does not and will not violate or conflict with its organizational documents, any material agreement to which it is a party, or any applicable law or order.

6.5 Capitalization

The Shares, Bonus Shares, Additional Shares, and Escrow Shares to be issued pursuant to this Agreement have been duly authorized and, when issued in accordance with this Agreement, shall be validly issued, fully paid, and non-assessable.

6.6 SEC Reports and Compliance

Spectral is current in all reports and filings required to be filed under the Securities Exchange Act of 1934. None of Spectral’s SEC filings contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements not misleading. Further, Spectral reaffirms the corrective statements set forth it its amended Current Report on Form 8-K filed June 26, 2025, with respect to the Company’s financial statements for the fiscal years ended December 31, 2023 and 2022, and the interim periods within 2023 and 2024, that is, that such financial statements remain reliable.

6.7 Litigation

There is no action, suit, proceeding, or investigation pending or, to Spectral’s knowledge, threatened against Spectral that challenges the validity or enforceability of this Agreement or seeks to prevent, enjoin, or materially delay the transactions contemplated hereby.

6.8 Compliance with Laws

Spectral is in compliance with all applicable laws, rules, and regulations in all material respects.

6.9 No Brokers

No person is entitled to any brokerage, financial advisory, finder’s fee, or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Spectral.

6.10 Post-Closing Covenants

Spectral shall engage a PCAOB-registered auditor, manage escrow mechanics, and cooperate in good faith to implement the Bonus Share, Additional Share, and lock-up provisions of this Agreement. Spectral shall also not engage in a share buyback program or share redemption program without giving at least 180 days notice to the Holders.  In addition, if there is a share cancellation or other event that would cause any of the Holders to become affiliates of Spectral or to own 4.99% or more of the issued and outstanding stock of Spectral, Spectral agrees to give the Holders 30 days advance notice before such an event.

ARTICLE VII: CONDITIONS TO CLOSING

7.1 Conditions to Obligations of All Parties.
The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by the applicable Party) of the following conditions:
(a) All required corporate and governmental approvals, consents, waivers, and authorizations shall have been obtained.
(b) No order, injunction, or law shall prohibit or restrain the consummation of the transaction.
(c) No material legal proceedings shall be pending that seek to prohibit or delay the transaction.

7.2 Conditions to Obligations of Spectral.
The obligations of Spectral to consummate the Closing are subject to the satisfaction or waiver of the following conditions:
(a) The representations and warranties of Forty Two and Heritage shall be true and correct in all material respects as of the Closing Date.
(b) Forty Two and Heritage shall have performed and complied with all covenants required to be performed by them.
(c) Spectral shall have received certificates evidencing the Target Shares, duly endorsed for transfer.
(d) No material adverse effect shall have occurred with respect to Forty Two.

7.3 Conditions to Obligations of Heritage.
The obligations of Heritage to consummate the Closing are subject to the satisfaction or waiver of the following conditions:
(a) The representations and warranties of Spectral shall be true and correct in all material respects as of the Closing Date.
(b) Spectral shall have delivered the Shares and the Escrow Shares to Heritage and the escrow agent.
(c) Spectral shall have delivered a certificate confirming the engagement of a PCAOB auditor.

ARTICLE VIII: INDEMNIFICATION

8.1 Survival of Representations.
All representations and warranties in this Agreement shall survive the Closing for a period of eighteen (18) months, except for fraud, which shall survive indefinitely.

8.2 Indemnification by Heritage.
Heritage shall indemnify, defend, and hold harmless Spectral from and against any and all losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) resulting from or arising out of:
(a) Any breach of any representation or warranty made by Heritage or Forty Two;

(b) Any breach of any covenant or agreement made by Heritage or Forty Two;
(c) Any liability of Forty Two arising prior to the Closing.

8.3 Indemnification by Spectral.
Spectral shall indemnify, defend, and hold harmless Heritage from and against any and all losses resulting from:
(a) Any breach of any representation or warranty made by Spectral;
(b) Any breach of any covenant or agreement made by Spectral.

8.4 Indemnification Procedures.
The indemnified party shall provide written notice to the indemnifying party promptly upon becoming aware of any claim. The indemnifying party shall have the right to control the defense of such claim, provided it acknowledges its indemnification obligation.

8.5 Limitations.
Except for claims involving fraud, the maximum aggregate liability of each party for indemnifiable losses shall not exceed the value of the Shares received or issuable under this Agreement. No party shall be liable for any consequential or punitive damages.

8.6 Offset Against Escrow.
Spectral may satisfy any indemnification obligation of Heritage by withholding or cancelling Escrow Shares otherwise issuable to Heritage, subject to proper notice and opportunity to cure.

ARTICLE IX: MISCELLANEOUS

9.1 Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of law.

9.2 Entire Agreement.
This Agreement constitutes the entire agreement among the Parties and supersedes all prior agreements, including the binding term sheet dated July 1, 2025, which is replaced in its entirety hereby and shall have no further force or effect.

9.3 Amendments.
No modification, amendment, or waiver of this Agreement shall be binding unless in writing and signed by all Parties.

9.4 Assignment.
No Party may assign or delegate its rights or obligations under this Agreement without the prior written consent of the other Parties.

9.5 Counterparts.
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by email or electronic signature shall be deemed effective.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SPECTRAL CAPITAL CORPORATION
By: ____________________________
Name: Jenifer Osterwalder
Title: President and CEO

HERITAGE VENTURES LTD.
By: ____________________________
Name: Federico Germondani
Title: Director

42 TELECOM LTD.
By: ____________________________
Name: Orlando Taddeo
Title: Director

SCHEDULES AND EXHIBITS

Schedule A – Capitalization of Forty Two

Schedule B – Real Property Leases

Schedule C – Related Party Transactions

Schedule D – Material Contracts

Schedule E – Bonus Share Cap